Exhibit 10.1

FIRST AMENDMENT AGREEMENT

FIRST AMENDMENT AGREEMENT (this “Amendment”), dated as of September 16, 2015 and effective as of the Amendment Effective Date, by and among Crystal Rock Holdings, Inc., formerly known as Vermont Pure Holdings, Ltd. (“Holdings”), Crystal Rock LLC (“Crystal Rock”, and together with Holdings, collectively, the “Borrowers”), Bank of America, N.A. (“Bank of America”) and the other lending institutions party to the Credit Agreement (as defined below) as lenders (together with Bank of America, collectively, the “Lenders”), and Bank of America, as administrative agent (the “Administrative Agent”) for itself and the other Lenders with respect to that certain Second Amended and Restated Credit Agreement dated as of May 20, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

W I T N E S S E T H:

WHEREAS, the parties hereto have agreed to amend the Credit Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

§1.           Definitions.  Capitalized terms that are used herein and are not defined herein  have the meanings given to such terms in the Credit Agreement (after giving effect to the amendments thereof set forth herein).

§2.           Representations and Warranties; Acknowledgment.  To induce Bank of America to consent to this Amendment and instruct the Administrative Agent to enter into this Amendment, each of the Borrower s hereby represents and warrants to Bank of America and the Administrative Agent that:

(a)           Each of the Borrowers has adequate power to execute and deliver this Amendment and each other document to which it is a party in connection herewith and to perform its obligations hereunder or thereunder.  This Amendment and each other document executed in connection herewith have been duly executed and delivered by each of the Borrowers and do not contravene any law, rule or regulation applicable to any Borrower or any of the terms of any other indenture, agreement or undertaking to which any Borrower is a party.  The obligations contained in this Amendment and each other document executed in connection herewith to which any of the Borrowers is a party, taken together with the Obligations under the Loan Documents, constitute the legal, valid and binding obligations enforceable against each such Borrower in accordance with their respective terms.

(b)           After giving effect to this Amendment, all of the representations and warranties made by the Borrowers in the Loan Documents are true and correct on the date hereof as if made on and as of the date hereof and are so repeated herein as if expressly set forth herein, except to the extent that any such representations and warranties expressly relate by their terms to a specific prior date.

(c)           After giving effect to this Amendment, no Default or Event of Default under and as defined in any of the Loan Documents has occurred and is continuing as of the date hereof.

§3.           Amendments to the Credit Agreement.

(a)           The definition of “Additional Subordinated Debt Repayment Conditions” appearing in Section 1.1 of the Credit Agreement is hereby deleted in its entirety.

(b)           The definitions of “Applicable Margin”, “Consolidated Total Debt Service”, “Fees”  and “Permitted Acquisition” appearing in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

Applicable Margin.  For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin shall be the applicable margin set forth below with respect to the Total Leverage Ratio, as determined for the Reference Period of Holdings and its Subsidiaries ending on the fiscal quarter ended immediately prior to the applicable Rate Adjustment Period.

Level	Total Leverage Ratio	Base Rate Loans	Revolving Credit LIBOR Rate Loans	Letter of Credit Fees	Term Loan LIBOR Rate Loan
I	Less than 2.00:1.00	0.00%	1.25%	1.25%	1.50%
II	Greater than or equal to 2.00:1.00 but less than 2.50:1.00	0.25%	1.75%	1.75%	2.00%
III	Greater than or equal to 2.50:1.00 but less than 3.25:1.00	0.75%	2.25%	2.25%	2.50%
IV	Greater than or equal to 3.25:1.00 but less than 4.00:1.00	1.25%	2.75%	2.75%	3.00%
V	Greater than or equal to 4.00:1.00	1.75%	3.25%	3.25%	3.50%

Notwithstanding the foregoing, (a) the determination of the Applicable Margin for any period shall be subject to the provisions of §6.3.2, (b) for the Loans outstanding and the Letter of Credit Fees payable during the period commencing on September 16, 2015 through the date immediately preceding the first Adjustment Date to occur after the fiscal quarter ending January 31, 2017, the Applicable Margin shall be the Applicable Margin set forth in Level V above, and (c) if the Borrowers fail to deliver any Compliance Certificate pursuant to §9.4(c) hereof then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above.

Consolidated Total Debt Service.  With respect to Holdings and its Subsidiaries and for any period, the sum, without duplication, of (a) Consolidated Total Interest Expense of Holdings and its Subsidiaries for such period other than on the Seller Subordinated Debt plus (b) any and all scheduled repayments of principal during such period in respect of Indebtedness that become due and payable during such period pursuant to any agreement or instrument to which Holdings or any of its Subsidiaries is a party plus (c) upon the commencement of cash interest payments on the Seller Subordinated Debt contemplated under §10.8(b)(ii), the aggregate amount of interest required to be paid by Holdings and its Subsidiaries on the Seller Subordinated Debt during the immediately succeeding four quarter period until Holdings and its Subsidiaries shall have actually paid  four consecutive quarters of cash interest on the Seller Subordinated Debt, at which time this calculation will revert to a trailing four quarter calculation of interest paid for the relevant period.

Fees.  Collectively, the Revolving Credit Commitment Fee, the Letter of Credit Fees, the Closing Fees and the First Amendment Fee.

Permitted Acquisition.  The acquisition of any Person, business, division, or specified group of assets by any Borrower or any of its Subsidiaries, provided that (1) for any such acquisition that would be consummated prior to  February 1, 2017, such acquisition shall have been approved in writing by the Administrative Agent in its sole and absolute discretion, and (2) for each acquisition consummated after February 1, 2017, each of the following conditions is met with respect to any such acquisition:

(a)           immediately prior to and after giving effect to such acquisition, no Default or Event of Default shall then exist, and the Borrowers shall have delivered to the Administrative Agent a statement certified by the principal financial or accounting officers that are Responsible Officers of the Borrowers to the effect that immediately prior to and after giving effect to such acquisition, no Default or Event of Default exists and attaching, in reasonable detail, computations evidencing on a Pro Forma Basis compliance (on a consolidated basis) with the covenants contained in §11 (x) as of the end of the most recently completed fiscal quarter, immediately prior to and after giving effect to such acquisition, and (y) for the twelve (12) month period immediately following such acquisition, each of which shall be acceptable to the Administrative Agent in its sole but reasonable discretion;

(b)           the aggregate consideration (including, without limitation, assumption of Indebtedness (including, without limitation, any Subordinated Debt) and any earn-out and/or non-compete payments) paid or to be paid by any Borrower or any of its Subsidiaries in connection with such acquisitions after the Effective Date, as to any individual acquisition or group of related (through common ownership) acquisitions, shall not, without the prior written consent of the Administrative Agent, exceed $2,000,000;

(c)           the consideration for such acquisition shall not include the assumption of Indebtedness by any Borrower or any of its Subsidiaries, other than Indebtedness (i) in existence prior to the date of such acquisition, (ii) which was not incurred in connection with or in contemplation of, such acquisition, (iii) which is permitted pursuant to §10.1(c) or §10.1(d) and (iv) which is otherwise on terms and conditions satisfactory to the Administrative Agent;

(d)           such acquisition shall have been approved by the board of directors (or other managing board) and, if required, shareholders or members (as the case may be) of the Person so acquired;

(e)           the aggregate amount of Revolving Credit Loans made to any Borrower in respect of any such acquisition shall not exceed the lower of (i) seventy-five percent (75%) of the aggregate consideration payable at the closing of such acquisition (including any permitted assumed Indebtedness) and (ii) the actual cash consideration to be paid at the closing by any Borrower or any of its Subsidiaries in connection with such acquisition;

(f)           not less than ten (10) Business Days prior to the closing of such acquisition, the Borrowers shall notify the Administrative Agent of the terms thereof and shall provide to the Administrative Agent such information and documents as may be deemed by the Administrative Agent to be necessary in order for the Administrative Agent to determine if the acquisition is a Permitted Acquisition;

(g)           no more than three (3) of such acquisitions shall be consummated in any twelve (12) month period, provided that additional acquisitions may be consummated during any such period so long as (i) no Borrower or any Subsidiary of a Borrower incurs or assumes any Indebtedness to finance any such acquisition and (ii) the aggregate consideration (including, without limitation, any earn-out and/or non-compete payments) paid or to be paid by any Borrower or any of its Subsidiaries in connection with all such acquisitions during such period does not exceed $100,000; and

(h)           either (i) such acquisition is the acquisition of assets only (for use in the same line of business as (or a line of business substantially similar to) the line of business of the Borrowers and their Subsidiaries as of the Effective Date) and in which assets the Administrative Agent shall concurrently with the closing of the acquisition be granted, for the benefit of the Secured Parties, a perfected, first priority security interest (subject only to Permitted Liens) or (ii) such acquisition involves the purchase of the Capital Stock of a Person and each of the following conditions is met:

(A)           such acquisition is the acquisition of one hundred percent (100%) of each of the Capital Stock and Voting Stock of such Person, the property of such Person is used or useful in the same line of business as (or a line of business substantially similar to) the line of business of the Borrowers and their Subsidiaries as of the Effective Date, and the structure of such acquisition is acceptable to the Administrative Agent,

(B)           such acquisition is the acquisition of one hundred percent (100%) of each of the Capital Stock and Voting Stock of such Person, and the structure of such acquisition is acceptable to the Administrative Agent, and

(C)           contemporaneously with the occurrence of such acquisition, the Borrowers shall (I) cause such Person to become a Guarantor hereunder by way of execution of Joinder Agreement in accordance with the terms of §9.17, (II) cause such Person to take all steps as may be necessary or advisable in the reasonable opinion of the Administrative Agent to grant to the Administrative Agent, for the benefit of the Secured Parties, a first priority, perfected security interest in all of its assets (except that there may exist liens thereon permitted by §10.2 hereof and there may exist a prior lien on those assets which secure Indebtedness assumed by the Borrowers or any of their Subsidiaries in connection with such Permitted Acquisition, to the extent permitted under §10.1 hereof) as collateral security for its Guaranty, pursuant to security documents, mortgages, pledges and other documents in form and substance reasonably satisfactory to the Administrative Agent, each of which documents shall be Security Documents hereunder, and (III) cause such Person to deliver to the Lenders and the Administrative Agent (aa) evidence of proper corporate authorization and (bb) if required by the Administrative Agent, legal opinions with respect to each of the matters and documents set forth in this clause (C), in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(c)           The following new definitions are added in alphabetical order to Section 1.1 of the Credit Agreement to read as follows:

First Amendment Agreement. The First Amendment Agreement, dated as of September 16, 2015 and effective as of the First Amendment Effective Date, among the Borrowers, the Lenders and the Administrative Agent with respect to this Credit Agreement.

First Amendment Effective Date. The “Amendment Effective Date” as defined in the First Amendment Agreement.

First Amendment Fee. As defined in the First Amendment Agreement.

Liquidity. At any time of determination, the sum of (a) the Availability at such time plus (b) the aggregate amount of cash maintained at such time by the Loan Parties on deposit with Bank of America, to the extent such cash is not subject to any Lien in favor of any Person other than the Administrative Agent.

Seller Subordinated Debt Cash Interest Payment Conditions.  With respect to the payment of cash interest by the Borrowers on the Seller Subordinated Debt contemplated under §10.8(b)(ii), the satisfaction of each of the following conditions: (a) immediately prior to and after giving effect to the cash interest payment, (x) no Default or Event of Default shall then exist, and (y) the Borrowers shall have delivered to the Administrative Agent a statement certified by the principal financial or accounting officers that are Responsible Officers of the Borrowers to the effect that immediately prior to and after giving effect to such payment no Default or Event of Default exists and attaching, in reasonable detail, computations demonstrating a ratio of Consolidated Adjusted Operating Cash Flow (determined on a Pro Forma Basis) for the immediately succeeding Reference Period of the Borrowers, to Consolidated Total Debt Service (determined on a Pro Forma Basis and/or annualized basis, if applicable) for such Reference Period, of not less than 1.20 to 1.00, and (b) the Borrowers shall have achieved Historical Consolidated EBITDA of greater than $6,000,000 for the two consecutive Reference Periods most recently ended.

(d)           Section 9.4(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c)           (i) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officers that are Responsible Officers of the Borrowers in substantially the form of Exhibit D hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §11 and the computation of the Total Leverage Ratio and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date, and (ii) not later than ten (10) days after the end of each month, a Compliance Certificate setting forth in reasonable detail computations evidencing compliance with the covenant contained in §11.5 as of the end of such month;

(e)           Section 10.8 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

10.8           Subordinated Debt.  No Loan Party will, nor will it permit any of its Subsidiaries to (a) amend, supplement or otherwise modify the terms of any of the Subordinated Debt, or (b) pay or prepay any principal and/or interest on or otherwise redeem or repurchase any Subordinated Debt, except that the Borrowers may pay cash interest (but no payments of principal) in lieu of payments in kind on the Seller Subordinated Debt at a rate per annum not to exceed 12% so long as (i) the Seller Subordinated Debt Cash Interest Payment Conditions have been satisfied, and (ii) at the time of any such payment and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, whether or not the Administrative Agent or any Lender has provided any Loan Party with written notice thereof.

(f)           Sections 11.1, 11.2 and 11.3 of the Credit Agreement are hereby amended and restated in its entirety to read as follows:

11.1           Consolidated Adjusted Operating Cash Flow to Consolidated Senior Debt Service.  The Loan Parties will not permit the ratio of Consolidated Adjusted Operating Cash Flow (determined on a Pro Forma Basis, if applicable) for any Reference Period of the Borrowers ending on or after January 31, 2017, to Consolidated Senior Debt Service (as determined on a Pro Forma Basis and/or annualized basis, if applicable) for such Reference Period, to be less than 1.25 to 1.00, determined as of the end of each fiscal quarter.

11.2           Consolidated Adjusted Operating Cash Flow to Consolidated Total Debt Service.  The Loan Parties will not permit the ratio of Consolidated Adjusted Operating Cash Flow (determined on a Pro Forma Basis, if applicable) for any Reference Period of the Borrowers ending on or after January 31, 2017, to Consolidated Total Debt Service (determined on a Pro Forma Basis and/or annualized basis, if applicable) for such Reference Period, to be less than 1.05 to 1.00, determined as of the end of each fiscal quarter.

11.3           Senior Funded Debt to Consolidated Adjusted EBITDA.  The Loan Parties will not permit as of the end of any fiscal quarter ending on or after January 31, 2017 the ratio of Senior Funded Debt outstanding as of such date to Consolidated Adjusted EBITDA (determined on a Pro Forma Basis, if applicable) for the most recently ended Reference Period as of such date (including, without limitation, a Reference Period ending on such date) to exceed 2.50 to 1.0.

(g)           Article 11 of the Credit Agreement is hereby amended by adding the following as new Sections 11.4 and 11.5:

11.4           Minimum Historical Consolidated EBITDA.  The Loan Parties will not permit Historical Consolidated EBITDA to be, for each Reference Period set forth below, less than the amount opposite such Reference Period:

Reference Periods:	Minimum Historical Consolidated EBITDA
Reference Period ending July 31, 2015	$3,775,000
Reference Period ending October 31, 2015	$3,450,000
Reference Period ending January 31, 2016	$3,350,000
Reference Period ending April 30, 2016	$4,000,000
Reference Period ending July 31, 2016	$4,150,000
Reference Period ending October 31, 2016	$4,200,000

11.5           Minimum Liquidity.  The Loan Parties will not permit Liquidity at any time during the period commencing on July 31, 2015 and continuing through and including January 30, 2017 to be less than $1,000,000.

(h)           The Credit Agreement is hereby further amended by deleting Exhibit D thereto in its entirety and substituting therefor the exhibit attached hereto as Exhibit D.

§4.           First Amendment Fee.  In consideration of the agreement by Bank of America to enter into this Amendment, the Borrowers shall pay to the Administrative Agent for the account of Bank of America an upfront fee of $25,000 (the “First Amendment Fee”). The First Amendment Fee shall be deemed fully earned as of the date hereof and shall be nonrefundable for any reason whatsoever.

§5.           Ratification, etc.  Except as expressly amended hereby, the Credit Agreement and the other Loan Documents are hereby ratified and confirmed in all respects and shall continue in full force and effect.  This Amendment and the Credit Agreement shall hereafter be read and construed together as a single document, and all references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended by this Amendment.  For the avoidance of doubt, unless specifically modified and amended in this Amendment, the Loan Parties shall comply with all other covenants, including all affirmative, negative and financial covenants, all representations and warranties, and all other provisions of the Credit Agreement, as amended.

§6.           Conditions to Effectiveness.  The effectiveness of this Amendment is subject to the prior satisfaction of each of the following conditions precedent:

(a)           Representations and Warranties.  All of the representations and warranties made by the Borrowers herein, whether directly or incorporated by reference, shall be true and correct on the date hereof except to the extent that such representations and warranties relate expressly to an earlier date.

(b)           Execution and Delivery of this Amendment.  The Borrowers, the Administrative Agent and Bank of America, as the sole Lender, shall have executed and delivered this Amendment.

(c)           Amendments to Seller Subordinated Notes. Amendments to each of the Seller Subordinated Notes shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Administrative Agent and Bank of America. Bank of America shall have received a fully executed copy of each such document.

(d)           Payment of First Amendment Fee.  The Borrowers shall have paid the First Amendment Fee to the Administrative Agent for the account of Bank of America.

(e)           Payment of Expenses.  The Borrowers shall have paid to the Administrative Agent and its counsel all amounts payable under §7 hereof.

§7.           Expenses, Etc.  Without limitation of the amounts payable by the Loan Parties under the Credit Agreement and other Loan Documents, the Borrowers agree to pay to the Administrative Agent upon demand an amount equal to any and all out-of-pocket costs or expenses (including reasonable legal fees and disbursements) incurred or sustained by the Administrative Agent in connection with the preparation of this Amendment and related matters.

§8.           Release.  To induce the Administrative Agent and Bank of America to enter into this Amendment, each of the Borrowers, on behalf of itself and its agents, attorneys, representatives, officers, directors, employees, shareholders, subsidiaries, affiliates, successors and assigns (collectively with each Borrower, “Releasors” and individually a “Releasor”) hereby releases, acquits and forever discharges each Releasee (as hereinafter defined) from any and all liabilities, claims, demands, actions or causes of action of any kind (if any there be), whether absolute or contingent, due or to become due, disputed or undisputed, liquidated or unliquidated, at law or in equity, or known or unknown (collectively, “Claims”) that any Releasor now has, ever had or hereafter may have against the Administrative Agent or any Lender in any capacity, or any officer, director, employee, agent, attorney, representative, subsidiary, affiliate and shareholder of the Administrative Agent or any Lender (collectively with the Administrative Agent and the Lenders, the “Releasees”) based on acts (other than acts of willful misconduct or gross negligence by any Releasee), transactions, or circumstances occurring on or before the date of this Amendment that relate to: (i) any Loan Documents; (ii) any transaction, action or omission contemplated thereby or concluded thereunder; or (iii) any aspect of the dealings or relationships between or among any of the Borrowers, on the one hand, and the Administrative Agent  and/or any Lender, on the other hand, relating to any Loan Document or any transaction, action or omission contemplated thereby or concluded thereunder.   The provisions of this §8 shall be binding upon each of the Borrowers and shall inure to the benefit of the Releasees and each of their respective representatives, officers, directors, employees, agents, attorneys, shareholders, subsidiaries, affiliates, heirs, executors, administrators, successors and assigns.  Each of the Borrowers hereby covenants that it will not sue, sue further, or otherwise prosecute in any way any Claim, person, or entity released in this Amendment on account of or otherwise relating to any Claims released herein.

§9.           Miscellaneous Provisions.

(a)           Upon satisfaction of the conditions precedent set forth in §6, the Amendment shall become binding among the parties hereto and shall be deemed effective as of July 31, 2015 (the “Amendment Effective Date”).  Until this Amendment becomes effective, the terms of the Credit Agreement prior to its amendment hereby shall remain in full force and effect.

(b)           This Amendment is intended to take effect under, and shall be construed according to and governed by, the laws of the State of New York (excluding the laws applicable to conflicts or choice of law).

(c)           The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.  This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

(d)           This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

(e)           This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.  This Amendment sets forth the entire understanding and agreement of the parties with respect to the matters set forth herein, including the amendments set forth herein, and this Amendment supersedes any prior or contemporaneous understanding or agreement of the parties as to any such amendment or waiver of the provisions of the Credit Agreement or any Loan Document, except for any such agreement that has been set forth in writing and executed by the Loan Parties, the Administrative Agent and the Required Lenders.  This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument.  A facsimile or other electronic transmission of an executed counterpart shall have the same effect as the original executed counterpart.

[Remainder of page intentionally blank; Signature Pages follow]

IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to be executed in its name and behalf by its duly authorized officer as of the date first written above.

CRYSTAL ROCK HOLDINGS, INC.

By: /s/ Peter K. Baker
Name: Peter K. Baker
Title: Chief Executive Officer

CRYSTAL ROCK LLC

By: /s/ Peter K. Baker
Name: Peter K. Baker
Title: Manager and Chief Executive Officer

BANK OF AMERICA, N.A., as Administrative Agent and Lender

By: /s/ Donald K. Bates
Name: Donald K. Bates
Title: Sr. Portfolio Management Officer